EXHIBIT 8.2

December 19, 2019

Mosaic Acquisition Corp.

375 Park Avenue New

York, NY 10152

Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Mosaic Acquisition Corp., a Delaware corporation (the “Parent”), in connection with its acquisition of all of the outstanding stock of Vivint Smart Home Inc., a Delaware corporation (the “Company”), by means of a merger of Maiden Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). Shareholders of the Company will receive Parent Class A common stock in exchange for their shares of Company common stock in the Merger.

This opinion is being delivered in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) initially filed by Parent on September 24, 2019, including the proxy statement, consent solicitation statement and prospectus forming a part thereof (as amended through the date hereof, the “Proxy Statement/Consent Solicitation Statement/Prospectus”), relating to the transactions contemplated by the Merger Agreement. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (ii) the Proxy Statement/Consent Solicitation Statement/Prospectus, (iv) the representation letters dated November 18, 2019 and delivered to us by Parent, Merger Sub and the Company for purposes of this opinion, and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have made such investigations of fact and law as we have deemed necessary as a basis for the opinion expressed below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Parent, Merger Sub and the Company and we have assumed that such statements and representations are and will continue to be true, correct, and complete without regard to any qualification as to knowledge or belief.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, Treasury Regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Merger, the Redemptions or any of the transactions related thereto or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

Subject to the assumptions and qualifications set forth herein, in the Registration Statement and in the Proxy Statement/Prospectus/Information Statement, we are of the opinion that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of any transactions related to the Merger or contemplated by the Merger Agreement and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof of the Merger in U.S. federal income tax law that may affect our opinion. In addition, there can be no assurance that changes in the law will not take place which could affect the U.S. federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all the relevant times, our opinion would be adversely affected and should not be relied upon.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. This opinion has been prepared in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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